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                                                                    EXHIBIT 10.6

                             SOFTWARE SUB-LICENSE

                                   AGREEMENT

        This Software License Agreement is entered into effective as of January 1, 1999 by and between CyberSentry, Inc., a Delaware corporation (hereinafter "CYBS" or the Licensor), with offices c/o Sadis & Goldberg, L.L.C. One Penn Plaza, Suite 2107, New York, New York 10119 and Digital Rights International, Inc., a Delaware corporation,c/o LibertyOne Limited,(ACN 079 729918) of Level 2, 80 McLachlan Avenue, Rushcutters Bay , Sydney NSW 2011 (hereinafter "DRI" or "Licensee").

        WHEREAS, the Templar Corporation, a Delaware corporation,(hereinafter "Templar") acquired for publication and distribution original computer programs, from Learning Company Properties, Inc. (hereinafter "TLC") under a License Agreement, dated October 2,1998, a copy of which is annexed hereto and made part hereof as Exhibit "A";

        WHEREAS, Templar assigned all of its right, title and interest to the Software License to CyberSentry, Inc., a Delaware corporation, under a letter agreement dated, October, 1998, a copy of which is annexed as Exhibit "B."

        WHEREAS, CYBS is the owner of the computer software programs listed on Exhibit A attached hereto and the related documentation; and

        WHEREAS, CYBS desires that DRI publish and distribute CYBS's programs and DRI desires to publish and distribute the programs subject to and in accordance with the terms of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.      DEFINITIONS.

        1.1 "Licensed Media" shall mean all computer-readable media now known or hereafter to become known including, without limitation, magnetic media storage devices, CD-ROM, CD-DVD and other optical disks, electronic downloading, on-line and any other human or machine readable medium.

        1.2 "Program" or "Programs" shall mean the source code, object code, including all data and/or resources therein, whether visual or numeric, of those one or more computer software programs of CYBS which are identified on Exhibit A, and all related documentation.

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        1.3     "Trademarks" shall mean those trademarks listed on Exhibit A.

2.      LICENSE AND RIGHTS.

2.1 Non-Exclusive License. CYBS hereby grants to DRI a non-transferable, non-exclusive, worldwide, right and license to publish and use the Programs incorporating the Trademarks throughout the world and in the Licensed Media, during the Term, solely for the protection of celebrity digital rights and content related thereto on the websites owned or operated by DRI, subject to Licensee hereby covenanting and agreeing to attorn to all of the terms and conditions of the Primary License and subject to the terms and conditions hereinafter set forth; and

2.3 Right to Modify the Software Programs. The rights licensed to DRI herein shall include the right to modify the Programs (including the source code) in order to prepare derivative works and future versions of the Programs

2.4 Upgrades and Maintenance. CYBS shall be under no obligation to provide any upgrades to the Programs. CYBS shall however provide software engineering support to DRI through September 30, 1999. Provided, however, DRI shall pay to CYBS $150,000 in consideration of the software engineering support to be provided by CYBS, which services are to be subcontracted to The Learning Company under this section 2.4.

2.5 Closing Deliveries. DRI shall have received at or prior to the execution of this Agreement each of the following documents:

        (i) copies of all technical data, product literature and other documentation relating to the Programs, all in form and substance as provided to CYBS by the Learning Company; and

        (ii) copies of all film, electronic files for all collateral materials, gold masters, source code and related documentation and materials relating to the Programs.

        2.6 Delivery of Masters. DRI acknowledges receipt of all golden masters of the various versions of the Programs.

3.      OWNERSHIP OF PRODUCTS, COPYRIGHT AND TRADEMARK NOTICES.

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DRI acknowledges that CYBS and TLC retains all right, title and ownership to each of the Programs and the Trademarks and no such rights shall pass to DRI, except to the extent to which such rights are expressly granted under this Agreement. DRI may file copyright registrations for each new version of the Program that DRI releases with respect to the original work that DRI contributes to such versions.

4.      OBLIGATIONS

        4.1 Support. CYBS has contracted with The Learning Company and shall be responsible for the support of the Programs which it distributed prior to the effective date of this Agreement. DRI shall be responsible the support of the Programs which it distributes after the effective date of this Agreement

4.2 License Fee. The license fee for the Programs shall be equal to One U.S. Dollar (U.S. $1.00) (the "License Fee"). The License Fee shall be settled in U.S. Dollars.

5.      TERM AND TERMINATION.

        5.1 Term. This Agreement shall continue indefinitely unless terminated as provided in this Section 5 (the "Term").

        5.2 Termination For Cause. Either party may terminate this Agreement, without further notice, for cause as follows:

        (a) Bankruptcy. Either party may immediately terminate this Agreement upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.

        (b) Material Breach. Either party may terminate this Agreement if one party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given by the other party.

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        5.3     Late Payment/Non-performance. CYBS may terminate this Agreement without notice or cure period if DRI fails to fulfill any of its obligations under the Binding Term Sheet. In such event the parties specifically acknowledge that the entire license fee shall immediately become due and payable and any legal fees and other costs incurred by CYBS in collecting such amount shall be paid by DRI.

        5.4 Survival of Terms. Sections 3, 6, 8, 9, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement.

6.      REPRESENTATIONS AND WARRANTIES.

6.1     CYBS. CYBS hereby represents and warrants to DRI that:

        (a) CYBS has all right, title and interest in and to the Programs, including the sole and exclusive right to grant the License, and such right, title and interest shall be valid throughout the Term;

        (b) the Programs do not infringe any copyright, trademark, trade secret or other proprietary and intellectual property rights of any other person; and

        (c) CYBS has the requisite authority to enter into this Agreement and the granting of the License and rights under this Agreement will not result in the violation of: (i) the organizational documents or Bylaws of CYBS, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, with respect to the Programs to which CYBS is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

6.2 DRI. DRI hereby represents and warrants to CYBS that DRI has the requisite authority to enter into this Agreement and the performance of its obligations under this Agreement will not result in the violation of: (i) the organizational documents or Bylaws of DRI, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, with respect to the Programs to which DRI is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

7.     ACKNOWLEDGMENTS.


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        CYBS hereby acknowledges and agrees that DRI has full discretion with respect to the Programs pursuant to the license set forth in section 1 above including, but not limited to the the charges that DRI may charge its celebrity web pages for the use of the Programs. CYBS and DRI hereby agree to agree on any charges that DRI may charge to third parties desiring to sublicense the Programs, provided the parties agree on the suitability of the proposed customer as well as the royalty which shall be charged and collected by DRI and the portion thereof which shall be reserved for and payable to CYBS as a license fee, as more particularly set forth on Exhibit "C," "Distribution of the Programs". CYBS also acknowledges that nothing in this Agreement shall require DRI to begin to market, or, once begun, to continue to market, the Programs if DRI, in its sole discretion, determines that it would not be commercially reasonable to do so.

8.      INDEMNITY.

        8.1 DRI. DRI shall indemnify and hold CYBS harmless from and against all claims, suits, demands, actions and proceedings, judgments, penalties, damages, costs and expenses (including reasonable legal fees and costs), losses or liabilities of any kind ("Damages") which may arise or result from (a) the marketing or servicing by DRI of the Programs, except for matters referred to in
Section 8.2, and (b) from a material breach of any representation, warranty or agreement of DRI. DRI may not transfer, assign, mortgage, charge, or otherwise encumber or dispose of any of its rights under this Agreement.

        8.2 CYBS. CYBS shall indemnify and hold DRI harmless from and against all Damages which may arise or result from (a) the Programs, or any part thereof, infringing the copyright, trademark, trade secret or other proprietary or intellectual property rights of any other person or entity, and (b) from a material breach of any representation, warranty or agreement of CYBS.

        8.3 Litigation. With respect to any claims falling within the scope of the foregoing indemnifications:

        (a) each party agrees to notify the other promptly of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating;

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        (b)     the indemnifying party shall have the right to defend any suit instituted against the indemnified party;

        (c) the indemnifying party shall have the right to participate, at its expense, in the defense of a claim or suit made or filed against the indemnified party; and

        (d) a party participating in or assuming the defense of a claim or suit against the other party shall not settle such claim or suit without the prior written approval of the other party, which approval will not be unreasonably withheld or delayed.

        8.4 Indemnification Limits. Neither party shall be required to make any indemnification payment pursuant to this Section 8 until such time as the total amount of all Damages that have been directly suffered or incurred by such party exceeds US $25,000.

9.      CONFIDENTIALITY.

        Neither party shall issue a press release relating to this Agreement without the prior written consent of the other party.

        The terms of this Agreement are confidential and shall not be disclosed to any other party without the written consent of the other party. Each party shall (and shall take such reasonable action to ensure that its employees) preserve in strict confidence any information obtained by the other party or its employees, concerning its business or any of its affiliates including, without limitation to, trade secrets and proprietary information, and agrees, except as expressly permitted herein, to refrain (and shall take such reasonable action to assure that its employees) from disclosing, during the term of this Agreement or at any time thereafter, any such information to any person or persons, or business organizations.

10.     NOTICES.

        Notices permitted or required under this Agreement shall be sent to the addresses set forth below and shall be sent by hand delivery, by telecopier followed with written confirmation sent by mail, by overnight courier or by registered or certified mail, return receipt requested. Notices shall be deemed to have been given on the date actually received if sent by hand delivery ,or overnight courier, on the date sent if sent by telecopier, or three (3) days after mailing if

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sent by registered or certified mail.

If to CYBS:
CyberSentry, Inc.
c/o Gerald A. Resnick,Esq.
420 East 64th Street, E.PH.E
New York, New York 10021

Telephone: (212) 832-6825
Facsimile: (212) 980-9534

If to: Digital Rights International, Inc.
c/o LibertyOne Limited
Phone + 612 9361 0600
Fax + 612 9360 7254
Level 2 - 80 McLachlan Avenue
Rushcutters Bay Sydney
New South Wales 2011
Australia(ACN 079 729918)

11.     DISPUTE RESOLUTION.

        11.1 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Wilmington, Delaware pursuant to the rules then in effect of the American Arbitration Association, and each party hereby consents to the jurisdiction thereof. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. The party submitting such dispute shall request the American Arbitration Association to: appoint an arbitrator who is knowledgeable in the microcomputer area and familiar with the data processing industry and who will follow substantive rules of the law; allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days; require the testimony to be transcribed; and require the award to be accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorney's fees, of all parties

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incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 13 shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against any one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined.

        11.2 Injunctive Relief. Notwithstanding Section 11.1, the parties hereto further agree that any breach of Sections 6, 8 and 9 of this Agreement is likely to result in irreparable injury to the other and each party agrees that the other shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enforce the specific performance of this Agreement by such party, or to enjoin such party from activities in violation of this Agreement.

12.     MISCELLANEOUS.

        12.1 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the Program, supersedes any prior written or oral agreement or understandings between the parties with respect to the Programs, and cannot be changed or terminated orally. This Agreement may be amended only by a writing signed by the parties hereto.

        12.2 Enforceability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

        12.3 Assignment. Neither this Agreement nor the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, that this Agreement may be assigned by either party to an Affiliate of such party, or upon the merger of the party or the sale of such party's business, all without the consent of the other party, upon providing notice to the other party.

        12.4 Independent Contractors. CYBS and DRI shall perform their duties pursuant to this Agreement as independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership or other joint relationship between CYBS and DRI. Neither party shall have the ability to incur any obligation on behalf of the other party.

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        12.5    Successors. All rights and obligations arising out of this
Agreement shall enure to the benefit of, and be binding on and enforceable by the parties and their respective successors and permitted assigns.

        12.6 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed under seal as of the date first set forth above.

CyberSentry, Inc.

By: /s/ Gerald A. Resnick
   ---------------------------------
      Gerald A. Resnick, President


Digital Rights International, Inc.


By: /s/ Graham Breston
   ----------------------------------
   Name: Graham Breston
   Title: Director

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                                  EXHIBIT A-

l.  Learning Company License Agreement-Annexed hereto and made part hereof.
2.  Programs:
    Each and every version of the Cyber Sentry program.
3.  The Trademarks:    "Cyber Sentry"




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                                  EXHIBIT B-

                          Templar Assignment to CYBS






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                                   EXHIBIT C
                            DISTRIBUTION AGREEMENT
                         SCHEDULE OF ROYALTY PAYMENTS
                                ROYALTY PERIODS

1.      Initial Royalty Payment:        An initial payment in the form of One
Dollar and other good and valuable consideration, receipt of which is acknowledged.

2. Additional Payments: Such other Royalty payments shall be paid in an amount equal to ten (10%) of the royalty or any usage payment paid to DRI.
Example: If royalty or usage fees due to DRI under any third party agreement is $1.00, then payment due to CYBS hereunder shall be $0.10 from DRI on Licensed Programs sold.

3. The Licensee may not transfer or assign any of the rights licenced to it under this agreement without the prior written consent of CYBS.

4. Licensor's Approval, Licensor's First Right of Refusal and Calculation of Royalty Rates.

(A) No less than 90 days before commercially exploiting any Licensed Program developed using or incorporating the Licensed Programs, DRI must submit each Licensed Product Line with relevant technical specifications and marketing plans for the Licensed Program to CYBS for approval, which approval will not be unreasonably witheld or delayed.

        A.1 Within 60 days after submission of the Licensed Program under clause 4(A), the parties must meet to determine:

        (a) The program is suitable and will not adversely reflect upon the integrity or image of CyberSentry ie. pornography and to determine the royalty payable by DRI to CYBS in respect of each Licensed Program; and

5.      Payments.

        5.1 Royalties and fees are payable by DRI within thirty (30) days after the receipt of each Royalty or fee and shall be calculated by reference to the Licensed Program used during the Period. Each payment must be accompanied by a statement signed by an authorized officer of DRI showing the quantity and respective Royalty or fee of Licensed Programs used during, and the calculation of the Royalties or fees payable in respect of, that Royalty Period.

Method and Payment of Taxes.

        5.2 All payments to be made by DRI under this Agreement must be made:

                (a) in U.S. currency and in immediately available, freely transferable, cleared funds to CYBS's nominated bank account as specified by CYBS from time to time; and

                (b) without any set-off or deduction, unless DRI is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by DRI shall be increased to the extent necessary to ensure that, after the making of such a deduction or withholding, CYBS receives and retains (free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding for taxes been made or required to be made.



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